EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spectrum Brands, Inc.:

We consent to the inclusion in this Current Report on Form 8-K of Spectrum Brands, Inc. of our report dated March 4, 2005, except as to note 16, which is as of April 29, 2005, with respect to the consolidated balance sheet of Tetra Holding (US), Inc. and subsidiary as of December 31, 2004 and the related consolidated statements of income, changes in stockholder’s equity and comprehensive income, and cash flows for the year then ended.

/s/ KPMG LLP

Roanoke, Virginia

May 31, 2005